EXHIBIT 99.2

EDCI Holdings, Inc. Announcing Settlement Agreement and General Mutual Release with Michael W. Klinger

NEW YORK, Tuesday, December 17, 2009 /PRNewswire / -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("the Company"), today announced to its shareholders an update and ultimate resolution in regards to the litigation between Mr. Michael W. Klinger’s (“Mr. Klinger”), EDCI, Entertainment Distribution Company, Inc., Entertainment Distribution Company, LLC and Entertainment Distribution Company (USA) LLC (the “EDC Companies”), and Mr. Robert L. Chapman, Jr  (“Mr. Chapman”)

Following Mr. Klinger’s separation from employment on April 13, 2009, Mr. Klinger, the EDC Companies, and Mr. Chapman. have been engaged in litigation.  The Board of Directors, Mr. Chapman, and Mr. Klinger have reached a settlement of all legal disputes existing between them.  As a result, the EDC Companies have withdrawn their notice of termination for cause, retroactive to April 13, 2009, and Mr. Klinger has withdrawn his notice of resignation for good reason.  The EDC companies have accepted Mr. Klinger's voluntary resignation effective December 17, 2009.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. EDC’s clients include some of the world's best-known music, movies and gaming companies. EDC’s operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcih.com.

Source: EDCI Holdings, Inc.

CONTACT: Matthew K. Behrent (646) 201-9549

Web site: www.edcih.com